Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AcelRx Pharmaceuticals, Inc. for the registration of its common stock preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 12, 2015, except for Note 1 and 7, as to which the date is March 7, 2016, with respect to the consolidated financial statements of AcelRx Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 5, 2017